Contact:Frances G. Rathke, CFO
Tel: (802) 244-5621 x 1300

Green Mountain Coffee Roasters Reports Fiscal 2006
First Quarter Results

-- First quarter sales up 26.8% over prior year --

WATERBURY, VT (February 16, 2006) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal first quarter results for the sixteen-week period ended January 14, 2006.

Net sales for the first quarter ended January 14, 2006 increased 26.8% to $63.9 million, up from $50.4 million in the first quarter of 2005. Total coffee pounds shipped were up 18.5% to 7.5 million pounds. Net income for the first quarter increased 23.9% to $3.0 million, or $0.38 per diluted share, compared to $2.4 million, or $0.32 per diluted share for the first quarter of 2005. The Company's net income for the first quarter of 2006 includes recognition of a non-cash stock compensation charge of $417,000 or approximately $0.03 per share as a result of the adoption of FAS123(R) related to stock compensation. The Company's net income also includes recognition of a first quarter gain in fiscal 2006 of $2,000 or $0.00 per share as a result of its equity investment in Keurig, Inc. This compares to the Company's recognition of a non-cash loss of $469,000 (or $0.06 per share) as a result of its equity investment in Keurig, Inc. in the first quarter of 2005.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said, "I am pleased with our strong sales growth this quarter which has exceeded our prior expectations and guidance of 20% to 25%. I am particularly happy with the momentum in all of the Company's channels with many exciting developments and opportunities like McDonald's restaurants in New England and New York. We continue to build strength in our office coffee service and consumer direct businesses. As we anticipated, our growth has been fueled largely by people's enthusiasm for our coffee in the Keurig® Single-Cup Brewer, as well as by increasing demand for our Fair Trade Certified™ and organic offerings. This success is gratifying to all of us at the Company as we seek to provide consumers with the ultimate coffee experience and also make a positive difference in the world."

Stiller concluded, "In the competitive specialty coffee market, we are differentiating ourselves with innovative product development and business practices, and socially responsible initiatives. Looking forward, we intend to leverage these advantages into continued strong sales growth while continuing to focus on achieving higher margins."

First Quarter Financial Review

Channel and Other Sales Growth Highlights:

  Dollar sales growth was strongest in the office coffee service (OCS) channel contributing approximately a third of the increase in net sales. OCS coffee pounds were up 26.7% over the prior year. The high growth in this channel was due to strong K-Cup® sales driven by increased penetration of the Keurig® B100 brewers in small offices, by the introduction of 'Extra Bold' K-Cups, and by the continued success of tea in K-Cups.
  The supermarket channel coffee pounds shipped increased 7.1% in the first quarter with strong growth from both existing customers like Price Chopper and Demoulas and from new customer acquisitions such as Target. Growth is being primarily driven by increasing demand for the Company's Fair Trade Certified™ and organic offerings.
  The consumer direct channel grew 45% in dollar sales and 29.6% in coffee pounds shipped. The majority of this growth was related to the sales of Keurig® Single-Cup Brewers for the home and the associated K-Cups® as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup brewer sales to the developing retail channel.
  The food service channel was the largest channel contributor to the Company's coffee pounds growth, representing 37% of coffee pound growth for the quarter. The 44.4% increase over the prior year is a result of the November 1st roll-out to over 650 McDonald's restaurants in New England and New York where the Company is selling two Newman's Own® Organics Fair Trade Certified™ coffee products.
  In the convenience store channel, coffee pounds shipped increased 8.1%. This increase was due mainly to increased sales relating to inventory replenishment, which varies quarter-to-quarter, to McLane Company, the distributor to Exxon Mobil Corporation convenience stores, as well as from growth with customers such as Uni-Mart ™ and Tedeschi Food Shops, Inc.
  The Company experienced a 68% gain in sales of certified Fair Trade and organic coffees, including sales of co-branded Newman's Own® Organic coffees. This growth benefited all sales channels with the major growth driver being the new McDonald's opportunity.
  During the second quarter of fiscal 2005, the Company increased prices for certain products because of rising green coffee costs. The net impact on the first quarter of fiscal 2006 was an increase in net sales of approximately 6% over the prior year period.
  Company wide K-Cup® shipments increased 33% over the prior year quarter.
  The difference in growth rates between sales and pounds reflects the Company's price increases during the second quarter of fiscal 2005 and the increase in coffee K-Cups® as a percentage of sales, which sell at a higher price per pound than the Company's other products, as well as sales of Celestial Seasonings® Teas in K-Cups® which do not enter the coffee pounds shipped data.

Margins, Expenses, and Analysis of After-Tax Income:

  Gross profit margin was 34.9% of sales compared to 35.4% in the comparable quarter of fiscal 2005. The decrease was primarily attributable to higher green coffee costs offset by the price increases on a dollar-for-dollar basis (yet not on a gross margin basis) as well as variations in sales mix and a $62,000 non-cash charge for stock option compensation.
  Selling, general and administrative (S,G&A) expenses increased to 26.8% of sales from 25.7% in the comparable quarter of fiscal 2005. The primary reason for the increase is marketing investments to support customer acquisitions that are intended to produce beneficial outcomes later this year and into the future. These marketing investments were anticipated and include funding development initiatives for consumer direct, McDonald's, and customer relationship management software and programs for increased regional penetration and improved long-term profitability. In addition, S,G&A in the first quarter of fiscal 2006 includes a $355,000 non-cash charge for stock option compensation. Including the impact of stock option expensing, the Company's operating margin for the first quarter of fiscal 2006 was 8.1% as compared to 9.7% in the prior year period.
  The tax rate in the first quarter of fiscal 2006 increased to 42.2% primarily related to the impact of the new stock option expense accounting as compared to 40.2% in the first quarter of fiscal 2005.
  After-tax income, before the recognition of the non-cash earnings related to the Company's equity investment in Keurig, Inc., increased 3.6% to $3.0 million. The Company's net income was $3.0 million after recognition of the Keurig-related non-cash gain of $2,000 or $0.00 per share, which includes a $0.01 per share quarterly operating gain for Keurig, Inc. This gain was offset by a net $0.01 per share accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc. and the increase in the Company's preferred shares to mark the preferred shares to market based upon a recent valuation change recorded by Keurig, Inc. The redemption value is tied to a valuation of Keurig, Inc. that is performed annually and approved by its Board of Directors. The increase in the accretion of the redemption value of the preferred stock reflects the increase by Keurig, Inc.'s Board of Directors in its annual valuation which more than doubled at December 31, 2005 from the prior year, and also that the redemption date of February 2007 is getting closer. The $0.00 per share gain for the current first quarter compares to a Keurig-related non-cash loss of $469,000 or $0.06 per share in the prior year period, including $0.04 per share which relates to an accretion expense adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2006 Reaffirmed:

  Net sales growth of 22% to 28% primarily due to strong double-digit sales in the Office Coffee Channel and significant growth in the Consumer Direct channel driven by sales of Keurig® Single-Cup Brewers for the home and the associated K-Cups® as well as K-Cup sales to Keurig, Inc., for their Keurig® Single-Cup B50 and new B60 and B40 brewer sales to the retail channel.
  Coffee pounds growth of 14% to 20%.
  Due to the recent accounting pronouncement related to accounting for stock compensation, the Company anticipates that it will incur an annual non-cash charge starting in its fiscal first quarter of approximately $1.5 million or $0.11 per share for stock option compensation.
  An operating margin in the range of 9.0% to 9.7% including the estimated annual stock option expense of $1.5 million.
  Interest expense of $300,000 to $400,000 in fiscal 2006.
  A tax rate for fiscal 2006 of 42.0% as compared to 39.3% in fiscal 2005.
  Recognition of the Company's share of Keurig's loss for fiscal year 2006 to reduce diluted earnings per share by $0.10 to $0.20 primarily related to an estimate of the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Based on all of these factors, the Company anticipates its fully diluted earnings per share for fiscal year 2006 will be in the range of $1.20 to $1.40 per share with over half of this range due to the uncertainty of Keurig, Inc.'s potential change in the estimated redemption value of its preferred stock.
  Please note that these expectations are based upon 53 weeks for fiscal 2006, as compared to 52 weeks in fiscal 2005. The extra week will occur in the fourth fiscal quarter.

Company Estimates for Second Quarter Fiscal 2006:

  Net sales growth of 20% to 25%.
  Coffee pounds growth of 14% to 17%.
  An operating margin in the range of 8.0% to 8.8% including a non-cash charge of approximately $350,000 or $0.03 per share for stock option compensation.
  Recognition of the Company's share of Keurig's loss to reduce diluted earnings per share by $0.05 to $0.08 including an anticipated $0.00 to $0.03 per share impact from the anticipated quarterly operating gain offset by an estimated non-cash loss of $0.08 to $0.10 per share for the accretion adjustment for the redemption value of the preferred stock of Keurig, Inc.
  Fully diluted earnings per share for the second quarter of fiscal 2006 in the range of $0.19 to $0.25 per share.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2006 in the range of $12 to $14 million.
  Depreciation expenses between $7.0 and $8.0 million.

There will be further discussion of the financial results released today and these future expectations on the Company's webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is a leader in the specialty coffee industry offering over 100 coffee selections including estate, certified organic, Fair Trade Certified™ , signature blends, and flavored coffees that sell under the Green Mountain Coffee Roasters ® and Newman's Own® Organics brands. While the majority of the Company's revenue is derived from its multi-channel wholesale operations, it also manages a growing direct mail and e-commerce business (www.GreenMountainCoffee.com). Forbes Magazine, Business Ethics Magazine, and the Society of Human Resource Management among others, have recognized Green Mountain Coffee Roasters for its successful and socially responsible business practices.

Keurig, Inc. ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters licensed to distribute the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its office coffee service channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of recent price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, the Company's success in efficiently expanding operations and capacity to meet growth, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Inc., a small private company. Keurig, Inc. can have significant quarterly operating income/loss fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today, February 16, 2006, at 10:30 AM ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and other major portals.

The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 2849168 from 1:30 PM ET on February 16ththrough midnight on Monday, February 20, 2006.

- tables follow -

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Sixteen weeks ended
	January 14, 2006	January 15, 2005

Net sales	$ 63,867	$ 50,357
Cost of sales	41,573	32,534
Gross profit	22,294	17,823

Selling and operating expenses	13,328	10,101
General and administrative expenses	3,803	2,845
Operating income	5,163	4,877

Other income	71	164
Interest expense	(84)	(231)
Income before income taxes	5,150	4,810

Income tax expense	(2,172)	(1,935)
Income before earnings related to investment in Keurig, Inc.	2,978	2,875
Earnings related to investment in Keurig, Inc.	2	(469)
Net income	$ 2,980	$ 2,406
	=====	=====
Basic income per share:
Weighted average shares outstanding	7,475,844	7,101,989
Net income	$ 0.40	$ 0.34

Diluted income per share:
Weighted average shares outstanding	7,877,622	7,536,706
Net income	$ 0.38	$ 0.32

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)

	January 14, 2006	September 24, 2005
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$8,476	$6,450
Receivables, less allowances of $685 and $544 at January 14, 2006, and September 24, 2005, respectively	16,694	15,286
Inventories	14,032	14,039
Other current assets	2,347	1,274
Deferred income taxes, net	1,318	1,346
Total current assets	42,867	38,395

Fixed assets, net	42,144	39,507
Investment in Keurig, Inc.	9,769	9,765
Goodwill and other intangibles	1,446	1,446
Other long-term assets	724	739

	$96,950	$89,852
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,521	$3,530
Accounts payable	11,978	10,440
Accrued compensation costs	3,717	1,929
Accrued expenses	5,176	4,547
Other short-term liabilities	-	60
Income tax payable	1,106	717
Total current liabilities	25,498	21,223

Long-term debt	3,490	5,218
Deferred income taxes	3,524	3,019

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,653,722 and 8,638,281 shares at January 14, 2006 and September 24, 2005, respectively	866	864
Additional paid-in capital	30,481	29,651
Retained earnings	40,675	37,695
Accumulated other comprehensive (loss)	162	(72)
ESOP unallocated shares, at cost - 15,205 shares	(410)	(410)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	64,438	60,392

	$96,950	$89,852
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Sixteen weeks ended
	January 14, 2006	January 15, 2005

Cash flows from operating activities:
Net income	$ 2,980	$ 2,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,144	1,778
(Gain) on disposal of fixed assets	(19)	(146)
Provision for doubtful accounts	215	69
Change in fair value of interest rate swap	(25)	(215)
Change in fair value of futures derivatives	(264)	122
Change in accumulated other comprehensive income	234	134
Tax benefit from stock compensation	-	189
Stock compensation	417	31
Earnings related to investment in Keurig, Inc.	(4)	797
Deferred income taxes	533	163
Deferred compensation	27	8
Changes in assets and liabilities:
Receivables	(1,623)	(751)
Inventories	7	200
Income tax payable	389	636
Other current assets	(869)	(652)
Other long-term assets, net	40	12
Accounts payable	1,939	1,233
Accrued compensation costs	1,788	(156)
Accrued expenses	629	620
Net cash provided by operating activities	8,538	6,478

Cash flows from investing activities:
Capital expenditures for fixed assets	(5,356)	(3,216)
Proceeds from disposals of fixed assets	193	428
Net cash used for investing activities	(5,163)	(2,788)

Cash flows from financing activities:
Proceeds from issuance of common stock	192	217
Windfall tax benefit	196	-
Repayment of long-term debt	(1,737)	(1,887)
Net cash used for financing activities	(1,349)	(1,670)

Net increase in cash and cash equivalents	2,026	2,020
Cash and cash equivalents at beginning of period	6,450	4,514
Cash and cash equivalents at end of period	$ 8,476	$ 6,534
	====	====
Accounts payable include commitments for fixed asset purchases at the end of period:	$1,055	$645

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)

Channel	Q1 16 wks. ended 1/14/06	Q1 16 wks. ended 1/15/05	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
Supermarkets	2,087	1,948	139	7.1%
Convenience Stores	1,818	1,682	136	8.1%
Office Coffee Service Distributors	1,869	1,475	394	26.7%
Food Service	1,402	971	431	44.4%
Consumer Direct	289	223	66	29.6%
Totals	7,465	6,299	1,166	18.5%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)

Region	Q1 16 wks. ended 1/14/06	Q1 16 wks. ended 1/15/05	Q1 Y/Y lb. Increase	Q1 % Y/Y lb. Increase
New England	3,310	2,589	721	27.8%
Mid-Atlantic	2,068	1,912	156	8.2%
South	1,203	1,078	125	11.6%
Midwest	410	318	92	28.9%
West	422	354	68	19.2%
International	52	48	4	8.3%
Totals	7,465	6,299	1,166	18.5%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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